ABA Retirement Funds Historical Fund Performance Information Through February 28, 2010	Filed Pursuant to Rule 433 Registration No. 333-159466
AMERICAN BAR ASSOCIATION MEMBERS/STATE STREET COLLECTIVE TRUST Free Writing Prospectus Dated March 16, 2010 Relating to Prospectus Dated July 2, 2009

Core Funds				Periods Ended February 28, 2010
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark
		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Stable Asset Return Fund (annualized[2]; inception 9/5/95)	3.91%	1.41%	1.48%	1.47%	1.80%	3.25%	3.51%
70% Ryan Labs Three Year GIC Index/30% iMoneyNet MFR Prime Institutional Money Market Fund Average (annualized2)	4.63%	2.96%	2.83%	2.84%	3.10%	3.92%	3.84%
Bond Core Plus Fund (formerly the Intermediate Bond Fund; inception 9/5/95)	6.65%	0.38%	0.10%	1.85%	13.85%	6.79%	5.52%
Barclays Capital U.S. Aggregate Bond Index	6.44%	0.37%	0.31%	1.91%	9.32%	6.18%	5.36%
Large Cap Equity Fund (inception 7/2/09)	21.09%	3.23%	1.62%	-0.55%	N/A	N/A	N/A
Russell 1000 Index	22.01%	3.30%	2.00%	-0.42%	N/A	N/A	N/A
Small-Mid Cap Equity Fund (inception 7/2/09)	24.64%	5.10%	8.87%	1.98%	N/A	N/A	N/A
Russell 2500 Index	26.34%	4.97%	8.77%	1.46%	N/A	N/A	N/A
International All Cap Equity Fund (redesigned 7/2/09; inception 9/5/95)	-1.61%	0.00%	-3.44%	-4.45%	57.74%	-8.58%	1.19%
MSCI All Country World Ex-U.S. Index	2.57%	0.00%	-2.88%	-4.89%	62.77%	-5.39%	4.14%
MSCI EAFE Index	1.04%	-0.69%	-3.69%	-5.06%	54.58%	-8.11%	1.98%
Real Asset Return Fund (inception 7/7/09)	19.63%	2.01%	0.55%	-1.04%	N/A	N/A	N/A
Custom Benchmark[3]	20.55%	1.98%	0.75%	-0.69%	N/A	N/A	N/A

[1]	Inception to date returns annualized where Fund has at least one year of performance history. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.
[2]	The one month, three month and year to date performance is annualized.
[3]

The Custom Benchmark for the Real Asset Return Fund is the composite performance of the benchmarks for the three underlying asset classes to which the Real Asset Return Fund allocates assets. The benchmarks comprising the Custom Benchmark currently include the Dow Jones U.S. Select REIT Index, Dow Jones-UBS Commodity Index and the Barclays Capital U.S. Treasury Inflation Protected Securities Index and are weighted based on the Fund’s target allocations to the asset classes to which such benchmarks relate.

Index Funds			Periods Ended February 28, 2010
Fund Name	Inception to Date or 10 Year Annualized[1]				Annualized
Comparative Benchmark
		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Bond Index Fund[2] (inception 2/3/09)	7.27%	0.32%	0.08%	1.76%	8.31%	N/A	N/A
Barclays Capital U.S. Aggregate Bond Index[3]	8.20%	0.37%	0.31%	1.91%	9.32%	N/A	N/A
Large Cap Index Equity Fund[2] (inception 2/9/09)	27.96%	3.05%	1.11%	-0.73%	52.27%	N/A	N/A
Standard & Poor’s 500 Index	28.57%	3.10%	1.31%	-0.61%	53.62%	N/A	N/A
All Cap Index Equity Fund (formerly the Index Equity Fund; inception 9/05/95)	-0.49%	3.32%	2.26%	-0.49%	54.69%	-6.04%	0.32%
Russell 3000 Index	0.07%	3.39%	2.50%	-0.34%	55.96%	-5.60%	0.80%
Mid Cap Index Equity Fund[2] (inception 2/3/09)	49.45%	5.14%	7.98%	1.69%	66.41%	N/A	N/A
Standard & Poor’s Mid Cap 400 Index	46.33%	5.21%	8.22%	1.83%	67.00%	N/A	N/A
Small Cap Index Equity Fund[2] (inception 2/3/09)	44.53%	4.43%	8.50%	0.49%	67.03%	N/A	N/A
Russell 2000 Index	39.03%	4.50%	8.76%	0.66%	63.95%	N/A	N/A
International Index Equity Fund [2,4] (inception 3/3/09)	66.25%	-0.07%	-3.12%	-5.11%	N/A	N/A	N/A
MSCI All Country World Ex-U.S. Index	71.47%	0.00%	-2.88%	-4.89%	N/A	N/A	N/A

[1]	Inception to date returns annualized where Fund has at least one year of performance history. Where Fund has greater than 10 years of performance history, the 10 year annualized return is reported.
[2]

The Index Funds introduced in February and March 2009 experienced tracking error for periods from inception through September 24, 2009 due to a difference in timing of investment of contributions by participants in the underlying funds in which the respective Funds invest and also a difference in timing of redemptions of investments of participants out of such underlying funds (in addition to the impact of Fund expenses). Since September 25, 2009, each of the Index Funds has been invested in an underlying fund that matches the timing of contributions and redemptions, which State Street believes should lower future tracking error after taking into account the impact of Fund expenses.

[3]	Index since inception data reflects performance from February 2, 2009.
[4]

As described in the Prospectus, State Street may utilize fair value pricing adjustments for the Fund in certain circumstances that may at certain times result in a difference in the Fund’s net asset value in comparison to that which would have resulted based on the Fund’s more customary pricing methodology. The MSCI All Country World Ex-U.S. Index does not apply fair value pricing adjustments, and the reported Index returns would not be adjusted for any fair value pricing adjustments made by the Fund.

ABA Retirement Funds Historical Fund Performance Information Through February 28, 2010 (continued)

Pre-Mixed/Single Solution Funds
Retirement Date Funds				Periods Ended February 28, 2010
Fund Name	Inception to Date[1]				Annualized
Comparative Benchmark
		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Lifetime Income Retirement Date Fund (inception 8/9/06)	2.56%	0.82%	-0.02%	-0.06%	22.11%	1.15%	N/A
Custom Benchmark[2]	3.37%	0.93%	0.48%	0.31%	23.71%	1.88%	N/A
2010 Retirement Date Fund (inception 8/8/06)	1.78%	1.20%	-0.38%	-0.04%	28.36%	-0.25%	N/A
Custom Benchmark[2]	2.28%	1.31%	0.01%	0.27%	29.34%	0.08%	N/A
2020 Retirement Date Fund (inception 8/2/06)	0.83%	1.79%	0.26%	-0.46%	39.23%	-2.31%	N/A
Custom Benchmark[2]	1.08%	1.89%	0.59%	-0.20%	40.14%	-2.01%	N/A
2030 Retirement Date Fund (inception 8/2/06)	-0.11%	2.17%	0.81%	-0.78%	46.88%	-3.81%	N/A
Custom Benchmark[2]	0.14%	2.25%	1.07%	-0.62%	47.80%	-3.46%	N/A
2040 Retirement Date Fund (inception 8/3/06)	-0.53%	2.33%	1.05%	-1.12%	51.08%	-4.30%	N/A
Custom Benchmark[2]	-0.02%	2.40%	1.32%	-0.96%	52.08%	-3.86%	N/A

[1]	Inception to date returns annualized.
[2]

Custom Benchmark since inception data reflects performance from August 1, 2006. The Custom Benchmark for each of the Retirement Date Funds is the composite performance of the respective benchmarks for the underlying asset classes to which the respective Retirement Date Funds allocate assets from time to time. From and after December 31, 2009, the respective benchmarks comprising the Custom Benchmarks have included some or all of the Barclays Capital U.S. Long Government Bond Index, the Barclays Capital U.S. Aggregate Bond Index, the Barclays Capital US High Yield Very Liquid Index, the Barclays Capital 1-3 Year Government/Credit Index, the Barclays Capital U.S. Treasury Inflation Protected Securities, the Standard & Poor’s 500®, the MSCI ACWI ex-US Index, the Standard & Poor’s MidCap 400®, the Russell 2000® Index and the FTSE EPRA/NAREIT Global Developed Liquid Index and are weighted based on each Fund’s respective current target allocations to the asset classes to which such benchmarks relate.

Target Risk Funds				Periods Ended February 28, 2010
Fund Name					Annualized
Comparative Benchmark
	Inception to Date	1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Conservative Risk Fund (inception 7/7/09)	11.35%	0.89%	0.42%	0.58%	N/A	N/A	N/A
Custom Benchmark[1]	11.00%	0.98%	0.68%	0.78%	N/A	N/A	N/A
Moderate Risk Fund (inception 7/7/09)	16.86%	1.63%	0.69%	-0.40%	N/A	N/A	N/A
Custom Benchmark[1]	17.77%	1.73%	0.94%	-0.19%	N/A	N/A	N/A
Aggressive Risk Fund (inception 7/7/09)	22.54%	2.28%	0.89%	-1.30%	N/A	N/A	N/A
Custom Benchmark[1]	24.16%	2.37%	1.15%	-1.11%	N/A	N/A	N/A

[1]

The Custom Benchmark for each of the Target Risk Funds is the composite performance of the respective benchmarks for the underlying asset classes to which the respective Target Risk Funds allocate assets. The respective benchmarks comprising the Custom Benchmarks currently include some or all of the Barclays Capital U.S. Aggregate Bond Index, the Barclays Capital U.S. Treasury Inflation Protected Securities Index, the Dow Jones U.S. Select REIT Index, the Dow Jones-UBS Commodity Index, the Russell 3000® Index, the Citigroup 3-Month T-Bill, the Morgan Stanley Capital International EAFE Index and the Morgan Stanley Capital International All-Country World Ex-U.S. Index and are weighted based on each Fund’s respective target allocations to the asset classes to which such benchmarks relate.

Other Funds				Periods Ended February 28, 2010
Fund Name	10 Year Annualized				Annualized
Comparative Benchmark
		1 Month	3 Month	Year to Date	1 Year	3 Year	5 Year
Balanced Fund (closed to new investments 7/2/09; inception 1/2/92)	3.19%	2.06%	1.06%	0.41%	34.39%	-1.68%	1.59%
60% Russell 1000 Index /40% Barclays Capital U.S. Aggregate Bond Index	2.84%	2.13%	1.39%	0.55%	35.42%	-0.53%	2.91%

The American Bar Association Members/State Street Collective Trust (the “Collective Trust”) has filed a registration statement (including the Prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the Prospectus in that registration statement and other documents the Collective Trust has filed with the SEC for more complete information about the Collective Trust and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, you can request the Prospectus from State Street Bank and Trust Company of New Hampshire (“State Street”) by calling toll free (800) 348-2272 or at http://www.abaretirement.com/docs/sites/1/ABA_Program_Prospectus.pdf.

The tables above show the total return, after expenses, of the listed Funds for the periods presented. Please refer to the Prospectus for more complete information regarding the Funds and the ABA Retirement Funds Program (the “Program”), including fees and expenses and additional information relating to calculation of historical performance. Not all of the Funds have had the same Investment Advisor(s) for the entire period(s) for which performance is presented. Further, the various fees and expenses of the Program and of the respective Funds may have changed during the period(s) for which performance is presented. Past performance is not a guarantee or indicator of future results. The Funds are not mutual funds and are not registered as investment companies under the Investment Company Act of 1940 and, therefore, are not subject to compliance with the requirements of such Act or the protections afforded thereunder. In addition, units of the Funds are not deposits of or obligations of, or guaranteed or endorsed by, State Street Bank and Trust Company, State Street Global Advisors, State Street, or their respective affiliates, are not insured by the Federal Deposit Insurance Corp., the Federal Reserve Board or any other agency, and involve risks including the possible loss of principal.

For additional information, please contact:

ABA Retirement Funds Program

P.O. Box 5142

Boston, MA 02206-5142

(800) 348-2272

www.abaretirement.com

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